Exhibit 10.1

July 22, 2015

Robert B. Aiken, Jr.

714 Washington Ave.

Wilmette, IL 60091

Dear Bob:

I am pleased to offer you the position of President and Chief Executive Officer of Essendant Inc. (formerly United Stationers Inc.) and its wholly-owned subsidiaries Essendant Co. and Essendant Management Services LLC (collectively, the “Company”), effective as of the date hereof. In this position, you will report to the Board of Directors (the “Board”) of Essendant Inc. and be the senior leader of the Company. The Board, the Senior Leadership Team and I are excited at the prospect of working with you to take the Company to the next level of success.

The specifics of the offer are outlined below and shall reflect the continuation of the compensation and benefits provided to you under the letter agreement with you dated June 4, 2015, except as otherwise provided herein:

Base Pay

Your annual base salary will be $800,000, less applicable tax withholdings, paid semi-monthly.

Management Incentive Plan

As a key member of the management team, you are eligible to participate in the Essendant Inc. and Subsidiaries Management Cash Incentive Plan for Section 16 officers (“MIP”), under the Essendant Inc. 2015 Long-Term Incentive Plan (“LTIP”), which provides you with the opportunity to earn a cash award after year-end, if a set of predetermined goals are achieved. Your target incentive award is 125% of your base salary. The MIP currently allows for a maximum payout of 200% of your target award, based on performance against total Company MIP metrics. If an award is earned, payments are typically made during the first quarter of the subsequent year. Your 2015 MIP payout shall be pro-rated from your hire date of May 4, 2015 to the end of the year or your earlier termination.

Awards are subject to approval by the Human Resources Committee (the “Committee”) of the Board.

Long-Term Incentive Plan

As a key member of the management team, you are also eligible to participate in the equity awards provisions of the “LTIP”. As of September 1, 2015, you will receive an award of restricted stock of Essendant Inc. having an economic value (based on the closing price of Essendant Inc. common stock on the date of grant) equal to $1,500,000. Such award will vest in three annual installments, provided that Essendant Inc.’s cumulative earnings per share for the four calendar quarters immediately preceding an applicable annual vesting date exceed $0.50 per share. This award shall be made pursuant to the then current form of Restricted Stock Award Agreement for Section 16 officers as approved by the Committee. Commencing in

One Parkway North Boulevard, Suite 100, Deerfield, IL 60015 O 847 627 7000

2016, the targeted annual economic value of your LTIP equity awards is 300% of your base salary. The equity grants have historically been awarded as follows:

¡	Restricted Stock is awarded in September, is designed to deliver 40% of the targeted annual economic value of your LTIP awards, and vests in three annual installments, subject to achieving at least $0.50 EPS during the four quarters preceding each annual vesting date.
¡	Restricted Stock Units are awarded in March, are designed to deliver 60% of the targeted annual economic value of your LTIP awards, and vest on the third anniversary of the grant date based on Company achievement of cumulative performance goals approved by the Committee for the three-year period, with a maximum potential vesting of 200% of the Units awarded.

Officer Perquisite

You are eligible for a yearly perquisite allowance of $24,000, less applicable tax withholdings, paid semi-monthly, effective on your date of hire.

Benefit Programs

The Company Employee Benefit Program includes:

☐	Health Benefits—Medical, dental, vision, EAP and Flexible Spending Accounts;

☐	Financial Security Benefits: 401(k), Deferred Compensation, Employee Stock Purchase Program, Short and Long Term disability income insurance, life insurance and accidental death and dismemberment insurance.

Please refer to the summary and rate sheet for more details.

Paid Time Off

You will be eligible for 26 days of Paid Time Off annually which will be pro-rated based on your hire date for the first year of service with the Company. Paid time off accrues each pay period. You are eligible to accrue PTO 30 days after your hire date. In addition, we offer 10 holidays annually based on your hire date.

Executive Employment Agreement

You are also entitled to the severance, change of control and other benefits provided under the attached form of Executive Employment Agreement. In the event of any inconsistency between the terms of your Executive Employment Agreement and the terms hereof, the terms hereof shall control.

Offer Acceptance

Upon accepting this offer, you represent and agree to the following: 1) you have no current employment contract, covenant not to compete, restrictive covenants, confidentiality agreement, or any other kind of agreement with any previous employer that would preclude you from accepting this offer or otherwise limit your activities on behalf of the Company; and 2) you will not bring with you any trade secrets or other confidential or proprietary information of your previous employer.

To accept the terms of this offer, we ask that you please sign and return this letter. A second copy is provided for your records. While this letter is intended to outline the terms of your employment, neither the terms of this offer letter, nor your acceptance, constitutes an employment contract or an assurance of future employment for any fixed period of time. The Company is an at-will employer, which means your employment is for no definite period of time and can be terminated, at any time, with or without cause, and with or without notice, by you or the Company.

We believe you can make a meaningful contribution to our Company and look forward to working with you. If you have any questions, please contact me or Carole Tomko, SVP Human Resources. Please return a signed copy of this letter to me indicating your understanding and acceptance.

Congratulations and welcome to Essendant.

Sincerely,

/s/ Charles K. Crovitz

Charles K. Crovitz

Chairman of the Board

Accepted and agreed:

/s/ Robert B. Aiken, Jr.	Date:	July 22, 2015
Robert B. Aiken, Jr.